PROSPECTUS Dated January 24, 1997                 Pricing Supplement No. 17 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-18005
Dated February 21, 1997                                   Dated March 11, 1997
                                                                Rule 424(b)(3)

                           Morgan Stanley Group Inc.
                      GLOBAL MEDIUM-TERM NOTES, SERIES D
             Euro Floating Rate Senior Bearer Notes Due April 2000

               The Global Medium-Term Notes, Series D (Euro Floating Rate Senior Bearer Notes Due April 2000) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date. The Notes will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               The Notes will be issued only in bearer form, which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. Notes in bearer form will not be exchangeable at any time for Notes in registered form at the option of the holder.

               Application has been made to the London Stock Exchange Limited (the "London Stock Exchange") for the Notes to be admitted to the Official List.

               The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

PRINCIPAL AMOUNT: $100,000,000

MATURITY DATE: April 3, 2000; provided that if such day is not a Business Day, the Maturity Date will be the next succeeding day that is a Business Day, and no interest shall accrue for the period from and after the Maturity Date.

SETTLEMENT AND ISSUE DATE:  April 3, 1997

INTEREST ACCRUAL DATE: April 3, 1997

ISSUE PRICE: 100%

SPECIFIED CURRENCY: U.S. Dollars

REDEMPTION PERCENTAGE AT MATURITY:  100%

INITIAL REDEMPTION DATE:  N/A

INITIAL REDEMPTION PERCENTAGE:  N/A

ANNUAL REDEMPTION PERCENTAGE REDUCTION:  N/A

OPTIONAL REPAYMENT DATE(S):  N/A

TOTAL AMOUNT OF OID:  None

ORIGINAL YIELD TO MATURITY:  N/A

INITIAL ACCRUAL PERIOD OID:  N/A

BASE RATE:  LIBOR

SPREAD (PLUS OR MINUS): Plus 0.30% per annum

SPREAD MULTIPLIER:  N/A

ALTERNATE RATE EVENT SPREAD:  N/A

INDEX CURRENCY:  U.S. Dollars

INDEX MATURITY:  3 months

MAXIMUM INTEREST RATE:  The Maximum Interest Rate for any Interest Payment
                        Period will be an interest rate equal to the interest rate for the immediately preceding Interest Payment Period plus .30%.

MINIMUM INTEREST RATE:  N/A

INTEREST PAYMENT DATES:  Each January 3, April 3, July 3 and October 3,
                         commencing July 3, 1997 (each an "Interest Payment Date"); provided that if any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Payment Date will be the immediately preceding day that is a Business Day

INTEREST PAYMENT PERIOD:  Quarterly

INITIAL INTEREST RATE:  To be determined 2 London Banking Days prior to the date of issuance.

INITIAL INTEREST RESET DATE: July 3, 1997; provided that if such day is not a
                             Business Day, such Initial Interest Reset Date will be the next succeeding day that is a Business Day, unless such succeeding Business Day falls in the next succeeding calendar month, in which case such Initial Interest
                             Reset Date will be the immediately preceding day that is a Business Day.

INTEREST RESET DATES:  Each Interest Payment Date

INTEREST RESET PERIODS:  The period from and including an Interest Reset Date to but excluding the immediately succeeding
                         Interest Reset Date.

REPORTING SERVICE:  Telerate 3750

CALCULATION AGENT:  The Chase Manhattan Bank (London Branch)

PAYING AGENT:  The Chase Manhattan Bank (London Branch)

DENOMINATIONS:  $1,000

COMMON CODE: 7486049

ISIN:  XS0074860494

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                  International